U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     Form 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


                                Edward F. Feighan
                            Name of Reporting Person

                            18333 Egret Bay Boulevard
                                    Suite 270
                              Houston, Texas 77058
                           Address of Reporting Person

                                 August 18, 1998
                                  Date of Event

                          Synaptix Systems Corporation
                                   Issuer Name

                                    Director
                   Relationship of Reporting Person to Issuer

                          Common Stock, $.003 par value
                                Title of Security

                                     150,000
                     Amount of Securities Beneficially Owned

                                Direct Ownership

Table I - Non-Derivative Securities Beneficially Owned (e.g. Title of Security,
         Amount, Ownership, Nature) Does not apply


/s/ Edward F. Feighan                                                    8/18/98
     Edward F. Feighan                                                     Date
     (Reporting Person)